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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

EQUALNET ANNOUNCES THAT IT WILL NOT BE ABLE TO FILE ITS ANNUAL REPORT WHEN DUE FOR ITS FISCAL YEAR ENDED JUNE 30, 2000.

HOUSTON --- SEPTEMBER 20, 2000 --- Equalnet Communications Corp. (OTC: BB:
ENET) announced today that it will not be able to file its annual report on Form 10-K for its fiscal year ended June 30, 2000, when due on September 28, 2000, with the Securities and Exchange Commission (the "Commission"). As previously announced the Company's independent auditors resigned in June 2000, and since their resignation the Company has been unable to retain a suitable replacement. In addition to lacking outside auditors, the Company does not at this time have the financial or human resources necessary to prepare and file its annual report with the Commission. To complete and file the 10-K by its due date the Company would have to incur significant additional costs to hire outside consultants to compile information ordinarily compiled by employees of the Company. Moreover, the operating budget of the Company, as approved by the bankruptcy court, does not provide for funds to engage outside consultants to gather information, independent accountants to prepare the audited financial statements or funds to print and distribute the annual report to shareholders.

The Company has submitted a request for a "no action letter" from the Commission requesting the Company be granted the right to modify its periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company requested that it be permitted to file with the Commission the monthly operating reports that will be submitted by the Company to the bankruptcy court in lieu of filing the annual and quarterly reports required by the Exchange Act. Although, there is no assurance that the Commission will permit the Company to modify its periodic reporting requirements, the Company will not be able to file its Annual Report on Form 10-K with the Commission by September 28, 2000.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Facts that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Form 10-K and other filings of the Company with the Commission.

Contact: Mitchell H. Bodian, Equalnet Communications Corp. 281.529.4602.